EXHIBIT 5.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Baja Mining Corp of our report dated March 31, 2009 (except for note 17 which is as of March 3, 2010) relating to the amended consolidated financial statements as at December 31, 2008 and 2007 and for the three years ended December 31, 2008 and the effectiveness of internal control over financial reporting of Baja Mining Corp as at December 31, 2008, which appears in the Annual Report on Form 20-F/A for the year ended December 31, 2008.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

March 8, 2010